Exhibit 10.2

October 17, 2023

John Young

Dear John,

As discussed, I am pleased to offer you a position with Ambarella Corporation (the "Company") as Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer (the “CEO”), who currently is myself, effective upon Brian White’s anticipated retirement at the end of the current fiscal year. You will perform the duties and responsibilities customary for such position and such other related duties that are lawfully assigned by the CEO. Your primary work location will continue to be the Company’s offices in Santa Clara, California, subject to any travel required for business from time to time commensurate with your role as CFO.

This is a salaried full-time position. Upon assuming the role of CFO, you will be paid a base salary semi-monthly in the amount of $12,500.00 (an annual equivalent of $300,000) in accordance with the Company's normal payroll procedures. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time. You should note that your base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

Upon assuming the role of CFO, you will be eligible to participate in the Company’s bonus plan with an annual bonus target of 70% of your base salary based on the plan guidelines. Bonus payments under such plan will be subject to the achievement of the applicable individual and Company objectives as determined by the Board or Committee, in its sole discretion, and may be prorated for the Company’s fiscal year in which you assume the role of CFO. As retention is a key component of our bonus program, in order to earn any annual bonus, you must remain employed through the date such bonus is actually paid to you. Any bonus amount paid pursuant to such annual bonus program shall in no event be paid after the later of (i) 2½ months after the end of the Company’s fiscal year in which such bonus is earned or, (ii) March 15th following the calendar year in which any such bonus is earned. Your annual bonus opportunity and the applicable terms and conditions, as well as the bonus plan, may be adjusted from time to time by the Board or the Committee, as applicable, at its sole discretion. No payments may be made under the bonus plan if required objectives are not achieved. In addition, the Board or Committee may award you discretionary bonuses at such times and with such terms and conditions as it deems appropriate from time to time.

In connection with your assuming the role of CFO, you will be granted an award of Restricted Stock Units covering 30,000 Ordinary Shares of the Company (the “RSU”), which will be scheduled to vest quarterly in equal installments on each March 15th, June 15th, September 15th, and December 15th (each a “Quarterly Vest Date”) over 4 years. The grant date of the RSU will be no later than the next Quarterly Vest Date that follows the meeting of the Board in which your RSU is approved for grant. The RSU shall be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the related Restricted Stock Unit Award Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Further, you will also be eligible to participate in the Company’s annual executive equity program beginning with fiscal year 2025 (beginning February 1, 2024). For fiscal year 2025, you will be eligible for an award of RSUs and/or performance-based RSUs with an aggregate target value of $1,850,000, subject to the terms and conditions of the Plan and the related Restricted Stock Unit Agreement(s).

All grants of equity awards will be subject to the approval of the Board or Committee, as applicable. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any additional equity awards and the terms of any such awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

In addition, the Company will enter into an amended Change of Control and Severance Agreement (the “Severance Agreement”) with you that will provide you with certain benefits upon a termination of your employment under conditions described in the Severance Agreement. Any severance payments and benefits will be subject to the terms and conditions of such Severance Agreement, including provisions intended for such payments and benefits to be exempt from, or otherwise to comply with, the requirements of Section 409A of the Internal Revenue Code, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Upon the effectiveness of the Severance Agreement, the Severance Agreement will supersede in its entirety the Change of Control and Severance Agreement you previously entered into with the Company.

The Company is excited about your continuing employment in this new role. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any termination of your employment for any reason will constitute, without any further required action by you, your resignation from all officer and/or director positions held at the Company or any of its subsidiaries and affiliates, and at the Board’s request, you will execute any documents reasonably necessary to reflect such resignations.

This letter agreement, along with any agreements relating to proprietary rights between you and the Company, the Plan, and any award agreements under the Plan, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter agreement, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. All payments and benefits under this letter agreement will be subject to any applicable withholdings and payroll deductions.

We look forward to a continued beneficial and productive relationship.

Sincerely,

/s/ Feng-Ming Wang

Feng-Ming Wang

Chief Executive Officer

Agreed to and accepted:

/s/ John Young

John Young

Date: 10-17-2023